Exhibit 99.1

HERSHEY REPORTS 2007 RESULTS

AND ESTABLISHES 2008 OUTLOOK

•	Full-year 2007 reported earnings per share $0.93 diluted; $2.08 diluted from operations

•	Consumer investment to increase significantly in 2008, supporting core brands globally and the U.S. launch of Hershey’s BlissTM and Starbucks® new products

•	Outlook for 2008 growth in net sales 3-4%, with diluted EPS from operations expected to be in the $1.85 to $1.90 range

HERSHEY, Pa., January 24, 2008 — The Hershey Company (NYSE:HSY) today announced sales and earnings for the fourth quarter ended December 31, 2007. Consolidated net sales were $1,342,222,000 compared with $1,336,609,000 for the fourth quarter of 2006. Reported net income for the fourth quarter of 2007 was $54,343,000 or $0.24 per share-diluted, compared with $153,572,000 or $0.65 per share-diluted, for the comparable period of 2006.

For the fourth quarters of 2007 and 2006, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $95.9 million and $5.6 million, or $0.30 and $0.02 per share-diluted, respectively. The majority of the 2007 charges, $83.3 million, are associated with the Global Supply Chain Transformation program announced in February, while $12.6 million was the result of business realignment and impairment charges in Brazil. The 2006 charges primarily related to the completed business realignment initiatives announced in July 2005. Net income from operations, which excludes the net charges for the fourth quarters of 2007 and 2006, was $124,120,000 or $0.54 per share-diluted in 2007, compared with $157,007,000 or $0.67 per share-diluted in 2006, a decrease of 19.4 percent in earnings per share-diluted.

For the full year 2007, consolidated net sales were $4,946,716,000 compared with $4,944,230,000, an increase of 0.1 percent. Reported net income for 2007 was $214,154,000 or $0.93 per share-diluted, compared with $559,061,000 or $2.34 per share-diluted, for 2006. For 2007 and 2006, these results, prepared in accordance with GAAP, included net pre-tax charges of $412.6 million and $11.6 million, or $1.15 and $0.03 per share-diluted, respectively. The majority of the 2007 charges, $400.0 million, are associated with the Global Supply Chain Transformation program announced in February, while $12.6 million was the result of business realignment and impairment charges in Brazil. The 2006 charges primarily related to the completed business realignment initiatives announced in July 2005. Net income from operations, which excludes the net charges for 2007 and 2006, was $481,807,000 or $2.08 per share-diluted in 2007, compared with $566,634,000 or $2.37 per share-diluted in 2006, a decrease of 12.2 percent in earnings per share-diluted.

Fourth-Quarter and Full Year Business Performance

“Hershey’s results for the fourth quarter were in line with our expectations,” said David J. West, President and Chief Executive Officer. “As previously communicated, the U.S. business is operating in a challenging environment that includes higher input and operating costs, as well as heightened levels of competitive activity. These factors did not subside in the fourth quarter. U.S. retail takeaway in the fourth quarter and full year, in channels that account for over 80 percent of our retail business, was up 0.9 percent and 1.3 percent, respectively. Retail takeaway was not as strong in the channels measured by syndicated data, thus market share declined by about 1.3 points in both the fourth quarter and full year in these channels. As anticipated, inventory levels at key distributors declined in the fourth quarter. This should lead to shipments and retail takeaway patterns that are more closely aligned in 2008.

“Our primary goal in 2008 is to stabilize U.S. business marketplace performance. Markedly higher brand-building support, including advertising, quality merchandising, enhanced retail coverage and new chocolate products within the premium and trade-up segments will enable us to achieve this goal. Hershey will launch the Starbucks and Hershey’s Bliss product lines in March. These additions enhance our premium and trade-up portfolio and will broaden Hershey’s participation in faster-growing segments of the category.

“In high-potential emerging markets, we continue to follow a disciplined approach in pursuing appropriate growth opportunities that will increase our scale. The integration of our joint venture in China and Godrej business in India continues with both businesses operating effectively. To improve our position in Brazil we have restructured the business and entered into a joint venture agreement with Bauducco, a leading baked goods manufacturer, and will leverage their strong sales and distribution capabilities throughout the country.

“During 2007 many of our input costs increased and have remained at significantly higher levels than historical averages. We expect overall commodity and energy costs to increase at similar levels in 2008. A portion of these costs, as well as planned increases in consumer investment spending, will be offset by the aggressive pursuit of operating productivity and savings from the Global Supply Chain Transformation program. Despite the challenges of the overall cost environment, we’ll continue to invest in our U.S. and international businesses to strengthen our core brands in key markets. For 2008, we anticipate net sales growth to be in the 3-4 percent range. Given the increased spending against key growth initiatives and the difficult cost environment, we anticipate 2008 earnings per share-diluted from operations of $1.85 to $1.90.

“As we look to the long term, Hershey has many opportunities to leverage its global brands and U.S. scale.  We are currently evaluating these, especially as they relate to consumer insights and innovation. Additionally, we are assessing our margin structure given the continued escalation of operating costs. We’ll complete this work in the coming months and in the second quarter of 2008 provide greater details of our assessment, including innovation plans, core brand-building initiatives, international growth objectives, portfolio strategy and long-term net sales and earnings per share goals,” West concluded.

Note: In this earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation program and business realignment and impairment charges in Brazil recorded in 2007 and the 2005 business realignment initiatives recorded in 2005 and 2006. The Global Supply Chain Transformation program will result in pre-tax charges and non-recurring project implementation costs of $525 million - $575 million. Total charges include project management and start-up costs of approximately $50 million. In 2007, the Company recorded GAAP charges related to the Global Supply Chain Transformation program of $400.0 million, or $1.10 per share-diluted. Additionally, in the fourth quarter of 2007 the Company recorded business realignment and impairment charges of $12.6 million, or $0.05 per share-diluted, related to its business in Brazil.  In 2008, the Company expects to record total GAAP charges of about $140 million - $160 million, or $0.37 - $0.42 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2006	2007	2008
Reported / Expected EPS-Diluted	$2.34	$0.93	$1.43 - $1.53

Total Business Realignment and Impairment Charges	$0.03	$1.15	$0.37 - $0.42

EPS-Diluted from Operations*	$2.37	$2.08	--

Expected EPS-Diluted from Operations*			$1.85 - $1.90

*From operations, excluding business realignment and impairment charges.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006. All information in this press release is as of January 24, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2007 and December 31, 2006
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2007	2006	2007	2006

Net Sales	$1,342,222	$1,336,609	$4,946,716	$4,944,230

Costs and Expenses:
Cost of Sales	924,745	854,543	3,315,147	3,076,718
Selling, Marketing and Administrative	232,762	200,264	895,874	860,378
Business Realignment and Impairment Charges, net	57,552	5,437	276,868	14,576

Total Costs and Expenses	1,215,059	1,060,244	4,487,889	3,951,672

Income Before Interest and Income Taxes (EBIT)	127,163	276,365	458,827	992,558
Interest Expense, net	28,062	31,528	118,585	116,056

Income Before Income Taxes	99,101	244,837	340,242	876,502
Provision for Income Taxes	44,758	91,265	126,088	317,441

Net Income	$54,343	$153,572	$214,154	$559,061

Net Income Per Share - Basic - Common	$0.24	$0.68	$0.96	$2.44
- Basic - Class B	$0.22	$0.61	$0.87	$2.19
- Diluted - Common	$0.24	$0.65	$0.93	$2.34

Shares Outstanding - Basic - Common	166,873	170,944	168,050	174,722
- Basic - Class B	60,808	60,816	60,813	60,817
- Diluted - Common	229,722	235,292	231,449	239,071

Key Margins:
Gross Margin	31.1%	36.1%	33.0%	37.8%
EBIT Margin	9.5%	20.7%	9.3%	20.1%
Net Margin	4.0%	11.5%	4.3%	11.3%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended December 31, 2007 and December 31, 2006
(in thousands except per share amounts)

	Fourth Quarter				Twelve Months
	2007		2006		2007		2006

Net Sales	$1,342,222		$1,336,609		$4,946,716		$4,944,230

Costs and Expenses:
Cost of Sales	890,273	(a)	854,543	(d)	3,192,057	(a)	3,079,917	(d)
Selling, Marketing and Administrative	228,867	(b)	200,106	(e)	883,251	(b)	860,112	(e)
Business Realignment and Impairment Charges, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	1,119,140		1,054,649		4,075,308		3,940,029

Income Before Interest and Income Taxes (EBIT)	223,082		281,960		871,408		1,004,201
Interest Expense, net	28,062		31,528		118,585		116,056

Income Before Income Taxes	195,020		250,432		752,823		888,145
Provision for Income Taxes	70,900		93,425		271,016		321,511

Net Income	$124,120		$157,007		$481,807		$566,634

Net Income Per Share - Basic - Common	$0.56		$0.70		$2.16		$2.47
- Basic - Class B	$0.50		$0.63		$1.95		$2.22
- Diluted - Common	$0.54		$0.67		$2.08		$2.37

Shares Outstanding - Basic - Common	166,873		170,944		168,050		174,722
- Basic - Class B	60,808		60,816		60,813		60,817
- Diluted - Common	229,722		235,292		231,449		239,071

Key Margins:
Adjusted Gross Margin	33.7%		36.1%		35.5%		37.7%
Adjusted EBIT Margin	16.6%		21.1%		17.6%		20.3%
Adjusted Net Margin	9.2%		11.7%		9.7%		11.5%

(a)   Excludes business realignment and impairment charges of $34.5 million pre-tax or $24.3 million after-tax for the fourth quarter and $123.1 million pre-tax or $80.9 million after-tax for the twelve months.

(b)   Excludes business realignment and impairment charges of $3.9 million pre-tax or $2.5 million after-tax for the fourth quarter and $12.6 million pre-tax or $7.8 million after-tax for the twelve months.

(c)   Excludes business realignment and impairment charges of $57.6 million pre-tax or $43.0 million after-tax for the fourth quarter and $276.9 million pre-tax or $178.9 million after-tax for the twelve months.

(d)   Includes no business realignment and impairment charges (credits) for the fourth quarter and excludes business realignment credit of $(3.2) million pre-tax or $(2.0) million after-tax for the twelve months.

(e)   Excludes business realignment and impairment charges of $0.2 million pre-tax or $0.1 million after-tax for the fourth quarter and $0.3 million pre-tax or $0.2 million after-tax for the twelve months.

(f)   Excludes business realignment and impairment charges of $5.4 million pre-tax or $3.3 million after-tax for the fourth quarter and $14.6 million pre-tax or $9.4 million after-tax for the twelve months.

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2007 and December 31, 2006
(in thousands of dollars)

Assets	2007	2006

Cash and Cash Equivalents	$129,198	$97,141
Accounts Receivable - Trade (Net)	487,285	522,673
Deferred Income Taxes	83,668	61,360
Inventories	600,185	648,820
Prepaid Expenses and Other	126,238	87,818

Total Current Assets	1,426,574	1,417,812

Net Plant and Property	1,539,715	1,651,300
Goodwill	584,713	501,955
Other Intangibles	155,862	140,314
Other Assets	540,249	446,184

Total Assets	$4,247,113	$4,157,565

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$856,392	$843,998
Accounts Payable	223,019	155,517
Accrued Liabilities	538,986	454,023
Taxes Payable	373	---

Total Current Liabilities	1,618,770	1,453,538

Long-Term Debt	1,279,965	1,248,128
Other Long-Term Liabilities	544,016	486,473
Deferred Income Taxes	180,842	286,003

Total Liabilities	3,623,593	3,474,142

Minority Interest	30,598	---

Total Stockholders' Equity	592,922	683,423

Total Liabilities, Minority Interest and Stockholders' Equity	$4,247,113	$4,157,565